                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     8    )*
                                          ---------

                          Uno Restaurant Corporation
      -----------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
      -----------------------------------------------------------------
                        (Title of Class of Securities)

                                 914900-10-5
                         ----------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 11 pages
CUSIP NO.  914900-10-5
          -------------
                                     13G
________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Uno Associates

________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)/ X /
                                                                        (b)/   /
________________________________________________________________________________
3   SEC USE ONLY


________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
________________________________________________________________________________
               5    SOLE VOTING POWER
  NUMBER OF                        4,192,707
   SHARES      _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY                         0
    EACH
  REPORTING    _________________________________________________________________
   PERSON      7    SOLE DISPOSITIVE POWER
    WITH                           4,192,707
               _________________________________________________________________
               8     SHARED DISPOSITIVE POWER
                                   0

________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          4,192,707
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
    SHARES *

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                          30.6%
________________________________________________________________________________
12  TYPE OF REPORTING PERSON *

           PN

________________________________________________________________________________

                     * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 3 of 11 pages
CUSIP NO.  914900-10-5
          -------------
                                     13G
________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Aaron D. Spencer

________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a)/ X /
                                                                        (b)/   /
________________________________________________________________________________
3   SEC USE ONLY


________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
________________________________________________________________________________
               5    SOLE VOTING POWER
  NUMBER OF                        5,554,344
   SHARES      _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY                         0
    EACH
  REPORTING    _________________________________________________________________
   PERSON      7    SOLE DISPOSITIVE POWER
    WITH                           5,554,344
               _________________________________________________________________
               8     SHARED DISPOSITIVE POWER
                                   0

________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          5,554,344
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
    SHARES *

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                          40.4%
________________________________________________________________________________
12  TYPE OF REPORTING PERSON *

           IN

________________________________________________________________________________

                     * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
-------

   (a)  Name of Issuer
        --------------

        Uno Restaurant Corporation

   (b)  Address of Issuer's Principal Executive Offices
        -----------------------------------------------

        100 Charles Park Road, West Roxbury, Massachusetts 02132


Item 2.
-------

   (a)  Name of Person Filing
        ---------------------

        Uno Associates

   (b)  Address of Principal Business Office or, if none, Residence
        -----------------------------------------------------------

        100 Charles Park Road, West Roxbury, Massachusetts 02132

   (c)  Citizenship
        -----------

        Massachusetts

   (d)  Title of Class of Securities
        ----------------------------

        Common Stock, $.01 Par Value

   (e)  CUSIP Number
        ------------

        914900 10 5


Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
----------------------------------------------------------------------------
check whether the person filing is a:
-------------------------------------

            Not Applicable.


Item 4.  Ownership
------------------

   (a)  Amount Beneficially Owned
        -------------------------

                             Page 4 of 11 Pages

        As of December 31, 1995, Uno Associates was the beneficial owner of 4,192,707 shares of Common Stock

   (b)  Percent of Class
        ----------------

        30.6%

   (c)  Number of Shares as to which such person has:
        ---------------------------------------------

         (i)    sole power to vote or to direct the
                vote...............................................    4,192,707

        (ii)    shared power to vote or to direct
                the vote...........................................    None

       (iii)    sole power to dispose or to direct
                the disposition of.................................    4,192,707

        (iv)    shared power to dispose or to direct
                the disposition of.................................    None


Item 5.  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

   Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person
------------------------------------------------------------------------

   Uno Associates is a partnership owned 80% by Aaron D. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer. Aaron D. Spencer may be deemed to have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of the shares owned by Uno Associates and any proceeds from the sale thereof. Lisa S. Cohen and Mark Spencer have a beneficial interest in any dividends from, or the proceeds from the sale of, such shares.


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company
--------------------------------------------------------

   Not Applicable

                             Page 5 of 11 Pages

Item 8.  Identification and Classification of Members of the Group
------------------------------------------------------------------

   Identity of Members of Group Pursuant to Rule 13d-1(c):

   Aaron D. Spencer

   Uno Associates, a partnership owned 80% by Aaron D. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer.

Item 9.  Notice of Dissolution of Group
---------------------------------------

   Not Applicable

Item 10.  Certification
-----------------------

   Not Applicable


                             Page 6 of 11 Pages

Item 1.
-------

   (a)  Name of Issuer
        --------------

        Uno Restaurant Corporation

   (b)  Address of Issuer's Principal Executive Offices
        -----------------------------------------------

        100 Charles Park Road, West Roxbury, Massachusetts 02132


Item 2.
-------

   (a)  Name of Person Filing
        ---------------------

        Aaron D. Spencer

   (b)  Address of Principal Business Office or, if none, Residence
        -----------------------------------------------------------

        100 Charles Park Road, West Roxbury, Massachusetts 02132

   (c)  Citizenship
        -----------

        United States

   (d)  Title of Class of Securities
        ----------------------------

        Common Stock, $.01 Par Value

   (e)  CUSIP Number
        ------------

        914900 10 5


Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
----------------------------------------------------------------------------
check whether the person filing is a:
-------------------------------------

   Not Applicable.


Item 4.  Ownership
------------------

   (a)  Amount Beneficially Owned
        -------------------------

                             Page 7 of 11 Pages

         As of December 31, 1995, Aaron D. Spencer was the beneficial owner of 5,554,344 shares of Common Stock.

         Of the 5,554,344 shares of Common Stock deemed beneficially owned by him, (i) 825 shares are held in accounts under an employee stock ownership plan, (ii) 176,562 shares are held by a charitable foundation of which Mr. Spencer is a trustee, (iii) 4,192,707 shares are held by a partnership owned 80% by Mr. Spencer and (iv) Mr. Spencer has the right to acquire 76,250 shares upon exercise of stock options with respect to the Common Stock.

    (b)  Percent of Class
         ----------------

         40.4%

    (c)  Number of Shares as to which such person has:
         ---------------------------------------------

           (i)   sole power to vote or to direct the
                      vote..............................      5,554,344

          (ii)   shared power to vote or direct the
                      vote..............................      None

         (iii)   sole power to dispose or to direct
                      the disposition of................      5,554,344

          (iv)   shared power to dispose or to direct
                      the disposition of................      None


Item 5.  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

    Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person
------------------------------------------------------------------------

    Uno Associates, a partnership owned 80% by Aaron D. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer, owns 4,192,707 of the shares reported in this Schedule 13G. Aaron D. Spencer is deemed to be the beneficial owner of all of the shares held by Uno Associates, although Lisa S. Cohen and Mark Spencer, as partners in Uno Associates, have a beneficial interest in any dividends from, or the proceeds from the sale of, such shares.

    In addition, of the shares beneficially owned by Aaron D. Spencer, 176,562 shares are held by a charitable foundation of which he is a trustee. The charitable foundation has a beneficial interest in any dividends from, or the proceeds from the sale of, such shares.

                             Page 8 of 11 Pages

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company
--------------------------------------------------------

    Not Applicable


Item 8.  Identification and Classification of Members of the Group
------------------------------------------------------------------

    Identity of Members of Group Pursuant to Rule 13d-1(c):

    Aaron D. Spencer

    Uno Associates, a partnership owned 80% by Aaron D. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer.


Item 9.  Notice of Dissolution of Group
---------------------------------------

    Not Applicable


Item 10.  Certification
-----------------------

    Not Applicable

                             Page 9 of 11 Pages

                                  SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 2-8-96
---------------------------
Date


UNO ASSOCIATES


By: /s/ Aaron D. Spencer
    ------------------------
    Signature


Aaron D. Spencer, Partner
---------------------------
Name/Title


                                  SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 2/8/96
---------------------------
Date


 /s/ Aaron D. Spencer
---------------------------
Signature


Aaron D. Spencer
---------------------------
Name/Title

                             Page 10 of 11 Pages

                                   EXHIBIT

                 AGREEMENT PURSUANT TO RULE 13d-1(f)(1)(iii)


        Pursuant to Rule 13d-1(f)(1)(iii), the undersigned Aaron D. Spencer and Uno Associates, do hereby agree that the Schedule 13G to which this Agreement is attached as an exhibit shall be deemed filed on behalf of each of Aaron D. Spencer and Uno Associates.


Dated:  2/8/96                                 /s/ Aaron D. Spencer
       ---------------------------            ---------------------------
                                              Aaron D. Spencer



                                              UNO ASSOCIATES



Dated:  2/8/96                                By: /s/ Aaron D. Spencer, Partner
       ---------------------------               ------------------------------
                                                 Aaron D. Spencer, Partner




                             Page 11 of 11 Pages